                                                                 EXHIBIT 10(vvv)





                                                  February 23, 1996





Mr. Charles H. Pistor, Jr.
Intersolve Group, Inc.
3811 Turtle Creek Boulevard
Suite 300
Dallas, Texas 75219

Dear Charlie:

                 This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees:

                 1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation ("AMR") and American Airlines, Inc. for the period beginning on and after January 1, 1996, and ending upon December 31, 1996, shall be paid to you on a deferred basis as set forth below.

                 2. Interest shall be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

                 3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon and to accrue on the portion unpaid from time to time shall be paid to you in four installments as follows:

                          a) on January 1, 2000, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;

                          b) on January 1, 2001, 25% of the deferred fees and 25% of the interest accrued through December 31 of the immediately preceding year;